Exhibit 99.1

CONSTELLATION BRANDS ANNOUNCES DELIVERY OF
NOTICE OF REDEMPTION FOR 4.350% SENIOR NOTES DUE 2027

Rochester, N.Y., Sept. 8, 2026 – Constellation Brands (NYSE: STZ), a leading U.S.-based total beverage alcohol company, announced today that it has given notice for full redemption prior to maturity of all of its outstanding 4.350% Senior Notes due 2027 (CUSIP Number: 21036P BK3) to be effected on September 18, 2026. As of September 8, 2026, there were $600.0 million in aggregate principal amount of the notes outstanding.

The redemption price for the notes, payable in cash, will be calculated pursuant to the formula set forth in the supplemental indenture relating to the notes.

This press release shall not constitute a notice of redemption of the notes. Information concerning the terms and conditions of the redemption of the notes is described in the notice distributed to holders of the notes by the trustee under the indenture and the applicable supplemental indenture governing the notes.

ABOUT CONSTELLATION BRANDS
Constellation Brands, a U.S.-based company, is an international producer and marketer of beer, wine, and spirits with operations in the U.S., Mexico, New Zealand, and Italy. Constellation’s brand portfolio includes Modelo Especial, Corona Extra, Modelo Cheladas, Pacifico, Victoria, The Prisoner Wine Company, Robert Mondavi Winery, Kim Crawford, Schrader Cellars, Lingua Franca, Mi CAMPO Tequila, and High West Whiskey.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements which are not historical facts and relate to future plans, events, or performance, including statements regarding the redemption date and price, are forward-looking statements that are based upon management’s current expectations and are subject to risks and uncertainties. The forward-looking statements should not be construed in any manner as a guarantee that such events or results will in fact occur or will occur on the timetable contemplated hereby. All forward-looking statements speak only as of the date of this news release and Constellation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Detailed information regarding risk factors with respect to the company and the offering are included in the company’s filings with the SEC, including the prospectus and prospectus supplement for the offering.

MEDIA CONTACTS	INVESTOR RELATIONS CONTACTS
Maggie Bowman 213-500-2401 / maggie.bowman@cbrands.com Carissa Guzski 315-525-7362 / carissa.guzski@cbrands.com	Blair Veenema 585-284-4433 / blair.veenema@cbrands.com David Paccapaniccia 585-282-7227 / david.paccapaniccia@cbrands.com Emily Blanchard / emily.blanchard@cbrands.com